Exhibit 10.13.2


September 15, 1998


Mr. Bruce D. Tobecksen
Senior Vice President and
  Chief Financial Officer
American Eco Corporation
11011 Jones Road
Houston, Texas 77070

Dear Bruce:

     In connection with the appointment of Frank J. Fradella as President and Chief Operating Officer of American Eco Corporation (the "Company"), Mr. Fradella desires to retain the services of his own management team to assist him in managing the business and affairs of the Company. Accordingly, the Board of Directors of the Company is hereby notifying you that your employment with the Company will be terminated without cause effective as provided for in Section 1 herein. Notwithstanding such termination, the Company intends to honor all of its obligations to you pursuant to the Employment Agreement, dated as of January 1, 1998 (the "Employment Agreement"), by and between the Company and you.

     This letter is intended to set forth our mutual understanding with respect to the termination of your employment and the settlement and discharge of all of our respective rights and obligations in connection therewith.

     1. Termination of Employment. You and the Company mutually and irrevocably agree that your employment with the Company and each of the Company's subsidiaries will terminate effective as of the close of business on September 25, 1998 (the "Termination Date"). Effective on the Termination Date, you will resign as an officer of the Company and each of the Company's subsidiaries.

     2. Termination of Employment Agreement. Except as otherwise provided herein, effective on the Termination Date, the Employment Agreement shall terminate and be of no further force or effect. You hereby acknowledge that, from and after the Termination Date, the Company will have no obligation to you, monetarily or otherwise, arising out of, or relating to, the Employment Agreement.

     3. Severance Payments. Within fifteen (15) days following the Termination Date, the Company shall pay to you the following amounts:



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Mr. Bruce D. Tobecksen                   -2-                  September 15, 1998


          (a) Your regular salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum, less applicable payroll deductions, for all services rendered through and including the Termination Date, in accordance with prevailing Company payroll practices.

          (b) A lump sum in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), less applicable payroll deductions.

     You acknowledge and agree that neither the Company nor any Company subsidiary owes you any wages, commissions, bonuses, vacation pay, severance pay, expenses or other compensation or payments of any kind or nature, including, without limitation, pursuant to the Employment Agreement, other than as provided in this Agreement.

     4. Stock Options. The stock options granted to you for the purchase of 50,000 common shares of the Company will be treated as fully vested as of the Termination Date. At any time during the period of one (1) year after the Termination Date (the "Exercise Period") you will be entitled to exercise any or all such stock options, such exercise to be in accordance with the terms and conditions of any stock option agreements in effect during such period with respect to such stock options. After the end of the Exercise Period any options not exercised shall terminate and be of no further effect.

     5. Benefits. Following the Termination Date you and, if applicable, your wife and children shall be entitled to the following benefits through the earlier of (i) December 31, 2000, and (ii) the date on which you become eligible for comparable benefits by virtue of subsequent employment:

          (a) Life Insurance. Subject to your qualification under normal life insurance underwriting standards as of any policy renewal date, the Company shall continue to provide, at the Company's expense, a term life insurance policy on your life in the face amount equal to $1,000,000. The proceeds of such policy shall be payable to your estate.

          (b) Benefit Plans. You will be entitled, to the same extent and on the same terms as while you were employed by the Company, to participate in any plan or arrangement made available by the Company to its senior executive officers, including any hospitalization, medical, dental or pension plan (subject to the general terms and conditions of such plans). Following December 31, 2000, you will be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Premium and other payment required for any further continued health or dental insurance coverage, in accordance with COBRA, shall be your sole responsibility.


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Mr. Bruce D. Tobecksen                 -3-                    September 15, 1998



          (c) Automobile Allowance. You shall be paid a car allowance of $750 per month payable on the first day of each month, and the Company will reimburse you for all actual expenses associated with operating and maintaining the vehicle. You shall submit receipts or other evidence of such expenditures and the Company shall pay these amounts to you within 30 days of receipt of such documentation.

     6. Release of all Claims. In consideration of this Agreement and of the monies paid and benefits provided to you pursuant to this Agreement, and for other good and valuable consideration the receipt of which is hereby acknowledged, you hereby release and forever discharge the Company and each of the Company's current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, divisions, directors, officers, employees, agents, attorneys, successors and assigns (and the current, former and future shareholders, directors, officers, employees, agents, and attorneys of such controlling shareholders, subsidiaries, affiliates, related companies and divisions), and all persons acting by, through, under or in concert with any of them (the Company and the foregoing other persons and entities are hereinafter defined separately and collectively as the "Releasees"), from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims relating to, or arising out of any aspect of your employment with the Company or any Company subsidiary, any agreement concerning such employment, or the termination of such employment, including, but not limited to:

          (a) any and all claims of wrongful discharge or breach of contract, any and all claims for equitable estoppel, any and all claims for employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act of 1974, as amended, and any and all claims of employment discrimination on any basis, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended, under the Age Discrimination in Employment Act of 1967, as amended, under the Civil Rights Act of 1866, 42 U.S.C. ss. 1981, under the Civil Rights Act of 1991, as amended, under the Americans With Disabilities Act of 1990, as amended, under the Family and Medical Leave Act of 1993, under the Immigration Reform and Control Act of 1986, and under the applicable Texas Statutes;

          (b) any and all claims under any other federal, state, or local labor law, civil rights law, fair employment practices law, or human rights law;

          (c) any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, and prima facie tort; and


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Mr. Bruce D. Tobecksen                 -4-                    September 15, 1998



          (d) any and all claims for monetary recovery, including, but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys' fees, experts' fees, disbursements, and costs, which against the Releasees, or any of them, you or your respective heirs, executors, administrators, successors and assigns ever had, now have, or hereafter shall or may have, for, upon or by reason of, any matter or cause whatsoever from the beginning of the world to the date of your execution of this Agreement.

     7. Covenant Not to Sue. You represent and warrant that you have never commenced or filed, and covenant and agree never to commence, file, aid, or in any way prosecute or cause to be commenced or prosecuted against the Releasees, or any of them, any action, charge, complaint or other proceeding, whether administrative, judicial, legislative or otherwise, including, but not limited to, any action or proceeding for attorneys' fees, experts' fees, disbursements or costs based upon or seeking relief on account of actions or failures to act by the Releasees, or any of them, which may have occurred or failed to occur before your execution of this Agreement.

     8. Confidentiality; Injunctive Relief. You acknowledge and agree that the terms of, and obligations imposed on you by, Sections 2.2 and 2.3 of the Employment Agreement (titled "Confidential Information" and "Injunctive Relief") will, by their terms, survive the termination of the Employment Agreement, and are in no way diminished by this Agreement.

     9. Return of Company Property. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), Company credit cards, and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to any Company identification, keys, and the like, or which relate in any way to the business, products, research or business plans of the Company, and all other Confidential Information of the Company (as defined in Section 2.2(a) of the Employment Agreement), wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment, with the Company or the Company's subsidiaries.

     10. Indemnity. You agree to indemnify and hold harmless each and all of the Releasees from and against any and all loss, cost, damage or expense, including, but not limited to, attorneys' fees, incurred by the Releasees, or any of them, arising out of any breach by you of this Agreement, or the fact that any representation made by you in this Agreement was false when made.



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Mr. Bruce D. Tobecksen                 -5-                    September 15, 1998


     11. No Admission of Liability. The parties hereto acknowledge that this Agreement is being executed in order to settle and forever set at rest all controversies of whatsoever nature which may exist among the parties in connection with your employment by the Company and the Company's subsidiaries, and that neither this Agreement nor the releases contained herein constitute an acknowledgment or admission of liability in any way on the part of any party hereto or its successors, assigns, agents, officers, directors or employees, all of whom expressly deny any liability for any and all claims of whatever nature.

     12. Entire Agreement. Except as otherwise provided herein, this Agreement sets forth the entire agreement between the parties hereto, terminates and fully supersedes any and all prior agreements or understandings between the parties (including, without limitation, the Employment Agreement), and may not be modified orally. Should any provision of this Agreement be declared or determined by a court to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby and said illegal or invalid provision shall be deemed not to be a part of this Agreement.

     13. Applicable Law. This Agreement is made in the State of Texas and shall be interpreted, construed, and enforced pursuant to the substantive laws of the State of Texas, without giving effect to its choice of law provisions.

     If the foregoing correctly sets forth your understanding and agreement with respect to the matters addressed herein, please execute a counterpart of this letter.

                                           Very truly yours,

                                           AMERICAN ECO CORPORATION



                                          By: /s/ Michael E. McGinnis
                                             ---------------------------
                                              Michael E. McGinnis
                                              Chairman
                                              Board of Directors

Accepted and agreed to as of
the  15th  day of September, 1998


 /s/ Bruce D. Tobecksen
 ----------------------
Bruce D. Tobecksen